Exhibit 10.1

Effective 10-15-14

BRIGGS & STRATTON CORPORATION

STOCK OPTION AND STOCK AWARD PROGRAM

As adopted by the Compensation Committee on April 20, 2004 and amended through October 15, 2014

BRIGGS & STRATTON CORPORATION
STOCK OPTION AND STOCK AWARD PROGRAM

1    Objectives

The Stock Option and Stock Award Program (“SOSA Program”) is designed to build upon the Company’s Annual Incentive Plan (“AIP”) by tying the interests of designated senior executives (“Senior Executives”) to the long term consolidated results of the Company. In this way, the objectives of Senior Executives throughout the Company will be more closely aligned with the Company’s shareholders. Whereas the AIP provides for near and intermediate term rewards, the SOSA Program provides a longer term focus by allowing Senior Executives to participate in the long-term appreciation in the equity value of the Company.

The SOSA Program is structured such that each year a Senior Executive is eligible for awards of restricted stock or restricted stock units of the Company's Stock ("Restricted Stock"), options on the Company’s Stock (“SOs”), and/or performance share units of the Company’s Stock (“Performance Share Units”) in such amounts as the Compensation Committee determines.

2    Restricted Stock Awards

For each Plan Year, the Committee shall establish a formula that will create a pool of shares from which Restricted Stock may be awarded to certain Senior Executives designated by title. The formula shall reflect the Company’s intention to qualify, to the extent possible, the awards as performance-based compensation under Section 162(m) of the Code. The number of shares in the pool shall be determined based upon performance against the pre-established performance target(s) in the formula. From the available pool, the Committee shall determine the number of shares of Restricted Stock awarded to each designated Senior Executive. In addition, the Committee shall determine the number of shares of Restricted Stock to be awarded to other Senior Executives. In each case, the number of shares awarded shall be determined by dividing (a) the dollar amount of such Restricted Stock award by (b) the Fair Market Value of Company Stock on the date of grant as determined by the Committee, rounded (up or down) to the nearest 10 shares.

The Committee shall determine whether such stock awards shall consist of shares of restricted stock, restricted stock units or a mix of each type of stock, and may consider each senior executive’s preference in making such determination. All shares of Restricted Stock shall vest on the third anniversary of the date of grant regardless of whether such vesting date occurs before or after retirement and shall have such other terms and conditions as the Committee shall determine, including any that the Committee determines are necessary and appropriate to qualify them for tax deductibility by the Company.

3    Stock Option Awards

For each Plan Year, the number of SOs awarded to each Senior Executive shall be determined by the Committee. The number of SOs awarded shall be determined by dividing (a) the dollar amount of such SO award by (b) the Black-Scholes value of a share of Company stock based on its Fair Market Value on the date of the grant as determined by the Committee, rounded (up or down) to the nearest 10 shares.

All SOs shall vest and be exercisable beginning on the third anniversary of the date of grant and shall terminate on the tenth anniversary of the date of grant unless sooner exercised, unless the Committee determines other dates.

The exercise price for SOs shall be the Fair Market Value per share of the Company's stock on the date of grant. SOs shall have such other terms and conditions as the Committee shall determine.

4    Performance Share Unit Awards

For each Plan Year, the Committee may award Performance Share Units to Senior Executives which may be earned based on the achievement of pre-established performance goals over a designated performance period determined by the Committee. The performance goals shall reflect the Company’s intention to qualify, to the extent possible, the awards as performance-based compensation under Section 162(m) of the Code. The number of Performance Share Units awarded to each Senior Executive, the pre-established performance goals and the performance period shall be determined by the Committee.

5    Limitations on Awards

All awards of Restricted Stock, SOs and Performance Share Units are granted under and are subject to the terms and conditions of the 2014 Omnibus Incentive Plan (the “Plan”), including without limitation the limits on awards stated in Section 4.3 and 4.4 of the Plan.

The Committee shall have the right to modify or amend the SOSA Program from time to time, or suspend it or terminate it entirely. The Committee may suspend or terminate an award of Restricted Stock, SOs or Performance Share Units for a Plan Year at any time prior to delivery of the award agreement to the Senior Executive.

6    Incentive Stock Options

Except as modified herein, SOs are Incentive Stock Options under the Plan as amended from time to time to the extent they are eligible for treatment as such under Section 422 of the Code. If not eligible for ISO treatment, the SOs shall constitute nonqualified stock options. Except as specifically modified herein, SOs shall be governed by the terms of the Plan, and shall be granted as described in this Program annually unless the Committee modifies or terminates either the AIP or the Plan.

7    Definitions

All capitalized terms used herein that are not otherwise defined shall have the same meaning given to them in the Company’s AIP and the Plan.

8    Effective Date

The amendments to the SOSA Program adopted by the Committee on September 29, 2014 shall be effective for the calculation of awards made after October 15, 2014.